Exhibit 99.1

APOGEE DELIVERING ON GROWTH STRATEGIES: ACQUIRES N. AMERICAN CURTAINWALL COMPANY, SOTAWALL INC.

MINNEAPOLIS, MN (Wednesday, December 14, 2016) – Apogee Enterprises, Inc. (Nasdaq:APOG) announced today that it has acquired the assets of privately-held Sotawall Inc., a leading designer and fabricator of high-performance, unitized curtainwall systems for commercial construction projects in North America, for approximately $135 million. It will operate as Sotawall Limited within Apogee, which provides distinctive value-added glass solutions for the architectural and picture framing industries.

“We are very pleased to acquire Sotawall, Inc., a premier curtainwall supplier with unique products and a company that we know well since many of its projects have incorporated our architectural glass,” said Joseph F. Puishys, Apogee chief executive officer. “With the acquisition of this 25-year-old business, which generates annual revenues of approximately $100 million from supplying curtainwall for construction projects in Canada and the United States, we are driving our growth strategies by both increasing our geographic presence and adding to our product offerings.

“Sotawall’s focus on delivering curtainwall solutions that result in smooth, streamlined, on-budget projects yields attractive operating margins,” said Puishys. “Its EBITDA margins will be accretive to Apogee and our architectural framing systems segment, and it will be accretive to Apogee’s earnings in fiscal 2018.”

“We are pleased to be joining forces with Apogee, a strong company that is also known for its leadership and integrity in commercial construction markets,” said Juan Speck, president, owner and founder of Toronto-based Sotawall, Inc., who will continue to lead the business. “We look forward to working with Apogee to capitalize on opportunities to grow Sotawall Limited.”

“Sotawall Limited will contribute to Apogee’s continued revenue and margin growth in commercial construction markets that are anticipated to grow through our fiscal 2020, based on our internal visibility and external metrics,” said Puishys. “We’re especially pleased that Juan and his leadership team, who have cultivated a culture of innovation and quality consistent with the strength of Apogee’s other brands, will continue to lead Sotawall Limited.”

Apogee funded the acquisition from cash and its credit facility. Sotawall Limited will be an eighth independent operating unit in the Apogee portfolio and reported as part of the architectural framing systems segment.

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Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee management will discuss the acquisition during its third-quarter earnings conference call tomorrow morning, Thursday, December 15 at 9 a.m. central time. To participate in the earnings teleconference, call (866) 525-3151 toll free or (330) 863-3393 international, access code 27081806. To listen to the live conference call over the internet, go to the Apogee web site at http://www.apog.com and click on investors, then overview and then the webcast link on that page.

ABOUT SOTAWALL

Sotawall, established in 1989, is headquartered in Brampton, ON, in the Greater Toronto area. It has approximately 560 employees involved in engineering, fabrication and assembly of their curtainwall systems. It partners with leading glazing subcontractors for installation of its systems.

ABOUT APOGEE ENTERPRISES

Apogee Enterprises, Inc., headquartered in Minneapolis, is a leader in technologies involving the design and development of value-added glass products and services. The company is organized in four segments, with three of the segments serving the commercial construction market:

-	Architectural Glass segment consists of Viracon, the leading fabricator of coated, high-performance architectural glass for global markets.
-	Architectural Framing Systems segment businesses design, engineer, fabricate and finish the aluminum frames for window, curtainwall and storefront systems that comprise the outside skin of buildings. Businesses in this segment are: Wausau Window and Wall Systems, a manufacturer of custom aluminum window systems and curtainwall; Tubelite, a fabricator of aluminum storefront, entrance and curtainwall products; Alumicor, a fabricator of aluminum storefront, entrance, curtainwall and window products for Canadian markets; and Linetec, a paint and anodizing finisher of window frames and PVC shutters.
-	Architectural Services segment consists of Harmon, Inc., one of the largest U.S. full-service building glass installation companies.
-	Large-Scale Optical segment consists of Tru Vue, a value-added glass and acrylic manufacturer primarily for the custom picture framing market.

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Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

FORWARD-LOOKING STATEMENTS

The discussion above contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the operating results of the company, including the following: (A) global economic conditions and the cyclical nature of the North American and Latin American commercial construction industries, which impact our three architectural segments, and consumer confidence and the conditions of the U.S. economy, which impact our large-scale optical segment; (B) fluctuations in foreign currency exchange rates; (C) actions of new and existing competitors; (D) ability to effectively utilize and increase production capacity; (E) product performance, reliability and quality issues; (F) project management and installation issues that could result in losses on individual contracts; (G) changes in consumer and customer preference, or architectural trends and building codes; (H) dependence on a relatively small number of customers in certain business segments; (I) revenue and operating results that could differ from market expectations; (J) self-insurance risk related to a material product liability or other event for which the company is liable; (K) dependence on information technology systems and information security threats; (L) cost of compliance with and changes in environmental regulations; (M) interruptions in glass supply; (N) loss of key personnel and inability to source sufficient labor; and (O) integration of recent acquisition. The company cautions investors that actual future results could differ materially from those described in the forward-looking statements, and that other factors may in the future prove to be important in affecting the company’s results of operations. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. For a more detailed explanation of the foregoing and other risks and uncertainties, see Item 1A of the company’s Annual Report on Form 10-K for the fiscal year ended February 27, 2016.

Contact:	Mary Ann Jackson

Investor Relations

952-487-7538

mjackson@apog.com

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com